EX-28(h)(7)(b)

AMENDMENT TO FUND PARTICIPATION AGREEMENT

This Amendment to the Fund Participation Agreement (“Agreement”) dated the 1st day of May, 2003, by and between Lincoln Variable Insurance Products Trust, an open-end management investment company organized as a Delaware statutory trust (the “Trust”), and The Lincoln National Life Insurance Company, an Indiana insurance company (the “Company”) is effective as of February 1, 2021.

AMENDMENT

WHEREAS, the parties wish to amend Schedule 2 to the Agreement and replace it in its entirety.

NOW, THEREFORE, in consideration of their mutual promises, the Company and the Trust agree to amend the Agreement as follows:

1.	Schedule 2 of this Agreement shall be deleted and replaced with the attached Schedule 2.

2.	All other terms of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer on the date specified below.

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST

Date: February 5, 2021	By:
William P. Flory, Jr.
Vice President; Chief Accounting Officer

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

Date: February 5, 2021	By:	/s/ Jayson R. Bronchetti
Jayson R. Bronchetti
Senior Vice President

SCHEDULE 2

Funds

As of February 1, 2021

All series offered by the Trust